Inventech / Kryptosima Provisional Agreement                        Page 1 -of 2

                                  EXHIBIT 10.14

INVENTECH / KRYPTOSIMA PROVISIONAL AGREEMENT

1. Inventech will build and ship 50 units (proto build), no less than 15 per week, starting February 6, 2004, contingent upon receipt of $5,000.00 advance by February 5, 2004.

2. Price for 50 units is $250.00 each, payable net 5 from invoice date; the $5000 advance will be applied to the last payment.

3. Inventech will build and ship 650 to 1,000 units (1st pilot production build) by March 31, 2004, contingent upon:

a.    Receipt of $30,000.00 advance by February 6, 2004.

b.    Completion of and timely payment for the proto build.

4. Price for 1st pilot production build units is $45.00 each; balance payable net 30 from invoice date.

5. Build and ship the balance of the 2,000 units (2nd pilot production build) by May 31, 2004, contingent upon:

a.    Receipt of $30,000.00 advance by April 15, 2004.

b.    Timely payment for the proto build and the 1st pilot production build.

6. Price for 2nd pilot production build is $45.00 each; balance payable net 30 from invoice date.

7. Inventech will put the full manufacturing information in escrow by March 1, 2004.

8. In the event that Inventech is dissolved, or does not intend or is not able to build units for Kryptosima, a non-exclusive1, non-sub-licensable2 build license is given to Kryptosima provided that the following conditions are satisfied (Inventech is open to talking to Citadel about signing a contract giving them the rights to manufacture under similar provisions):

a. Completion and timely payment for the 50-unit proto and 2,000-unit pilot builds

b. Inventech will be paid an up-front amount of $50,000.00 to cover the tooling costs as a condition to the release of the build information from escrow; in the event that Inventech is dissolved, this amount will be paid to its founders or their heirs or assigns.

c. Inventech will be paid a royalty of $6.00 per unit; in the event that Inventech is dissolved, this amount will be paid to its founders or their heirs or assigns. Kryptosima will allow the audit of its books to verify Kryptosima's volume of manufacture. The royalty will be paid on volume shipped every quarter, and will be due 30 days from the end of the quarter.

d.    This contract is not terminated prior to item 8 being invoked.

e. Kryptosima is in good standing, i.e. has paid all its dues to Inventech (or in the event that Inventech is dissolved, to its founders or their heirs or assigns ) in a timely manner.

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1 Meaning that Inventech can continue to use its own IP as part of this or other products.

2 Meaning that Kryptosima cannot sell the IP to a 3rd party or use it for derivative products but can only use it to manufacture Spinpad Home Debit Pads.



Inventech / Kryptosima Provisional Agreement                        Page 1 -of 2
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9. In the event of item 8 taking effect, Inventech (or John and/or Dipankar, if
   Inventech does not survive) will provide support at a reasonable hourly rate to help get Kryptosima's manufacturing up and running. Kryptosima would be responsible for maintaining the tools and the manufacturing infrastructure for this product3.

10.This agreement gets automatically terminated if Kryptosima fails to pay any of its dues to Inventech (or in the event that Inventech is dissolved, to its founders or their heirs or assigns) in a timely manner.

11.Prices in this document are exclusive of applicable taxes and shipping costs. Prices are FOB Atlanta, GA. Taxes will not be charged if Kryptosima provides Inventech with their State Tax ID.

12.This new agreement cancels and supersedes all past agreements, written or verbal.

13.This contract can be terminated or superseded by mutual agreement in writing.




In witness whereof, and in acknowledgement of this agreement as of the date set forth below, the undersigned, as the respective authorized corporate representatives, have affixed their signatures below.



Inventech, Inc.                           Kryptosima LLC


________________________________          ________________________________
Dipankar Sarkar, President                Harry Hargens, President



________________________________          ________________________________
Date                                      Date


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3 Meaning, for instance, if the injection mold breaks, Kryptosima would be responsible for the repair cost if Kryptosima wants to continue building parts.



Inventech / Kryptosima Provisional Agreement                        Page 2 -of 2